Exhibit 99

FOR IMMEDIATE RELEASE

September 25, 2006



NAUGATUCK, Conn.--(BUSINESS WIRE)--September 25, 2006--The Eastern Company (AMEX-EML) ("Eastern") today announced that it has purchased the assets and business of Royal Lock Corporation ("Royal Lock") of Wauconda, Illinois. Royal Lock is a supplier of cam locks, switch locks, padlocks, latches, handles and specialty hardware parts. Its products are sold to numerous OEM's in several market segments, including automotive, recreational vehicles and furniture as well as electronics and fabricated metal parts producers. Royal Lock's capabilities provide customized solutions to an unlimited range of lock and specialty part requirements and the company will operate as a division of the Security Products Group of Eastern.

Leonard F. Leganza, President and CEO of Eastern stated, "We anticipate that the acquisition of Royal Lock will broaden our range of lock and hardware products as well as distribution capabilities. The combined customer base will also benefit from the expanded engineering team and its link to our China manufacturing source in the development of new products."

"We are excited to be combining with the Security Product Group of The Eastern Company," stated Larry Freck, the President of Royal Lock. "Together, we will have a stronger market presence, broader product range and enhanced technological expertise. Royal Lock believes this combination further demonstrates our continuing commitment to complete customer satisfaction."

The Eastern Company is a 148-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Jordan, Knauff & Company ("JKC"), an investment bank in Chicago, Illinois, served as advisor to Royal Lock in the sale of its assets to The Eastern Company. JKC specializes in advising companies with $15 to $150 million in revenues regarding acquisitions, sales and the private placement of debt and equity capital.



Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:      Leonard F. Leganza or John L. Sullivan III
              (203) 729-2255